Exhibit 10.60

BOARD OF DIRECTORS COMPENSATION POLICY

(As Amended Effective March 11, 2015)

This amended Policy is generally effective March 11, 2015, provided, however, that the increased equity retainer is not effective until the date of the 2015 annual shareholders meeting scheduled for May 14, 2015.

1.              ANNUAL BOARD RETAINER

Each non-employee director is paid an annual fee for service of $205,000 ($265,000 for the independent Lead Director), of which $85,000 is paid in quarterly cash installments and $120,000 ($180,000 for the independent Lead Director) is paid in the form of restricted stock units (“RSUs”) under the Company’s 2013 Omnibus Incentive Plan. The number of RSUs is determined by dividing the dollar amount of the fee to be granted as RSUs by the closing stock price of a share of Company common stock on the grant date. The RSUs cliff vest on the earlier of the first anniversary of the grant date or the next annual shareholders meeting after the grant date, although directors who stop serving on the board during the year due to death, permanent disability or retirement at age 75 receive a pro-rata number of shares based on the number of days of service during the year. RSUs are credited with dividends during the one-year vesting period. As the RSUs vest, dividends credited to the RSUs similarly vest. If any RSUs are forfeited, dividends related to the forfeited shares are also forfeited.

2.              ANNUAL COMMITTEE RETAINER

Each non-employee director appointed to serve as a member of a standing board committee receives the following annual cash retainer: Audit Committee: $12,500; Compensation Committee: $10,000; Corporate Development and Finance Committee: $7,500; Nominating and Corporate Governance Committee: $7,500. The committee retainer is in addition to the board retainer. Committee Chairs are not eligible to receive the committee retainer, but instead receive the committee chair retainer described in Section 3.

3.              ANNUAL COMMITTEE CHAIR RETAINER

Each non-employee director appointed to serve as chairperson of a standing board committee receives the following annual cash retainer for service as chair of each such committee: Audit Committee Chair: $25,000; Compensation Committee Chair: $20,000; Corporate Development and Finance Committee Chair: $15,000; Nominating and Corporate Governance Committee Chair: $15,000. The committee chair retainer is in addition to the board retainer.

4.              ANNUAL BOARD CHAIRPERSON RETAINER

Any non-employee director appointed to serve as chairperson of the board of directors receives an annual cash retainer of $25,000 for service as board chairperson. The board chairperson retainer is in addition to the board retainer, and is also in addition to any committee retainer or committee chair retainer the chairman may be entitled to receive under Sections 2 or 3.

5.              ANNUAL LEAD DIRECTOR RETAINER

Any non-employee director appointed to serve as lead director of the board of directors receives an annual cash retainer of $75,000 for service as lead director. The lead director retainer is in addition to the board retainer, and is also in addition to any committee retainer or committee chair retainer the lead director may be entitled to receive under Sections 2 or 3.

6.              PRO RATA RETAINERS FOR NEW DIRECTORS

Director compensation is paid for the twelve-month period commencing with each annual shareholders meeting. Directors appointed to board service after the date of the annual shareholders meeting receive a pro rata portion of cash and equity retainers based on the remaining number of days during such compensation year.

7.              PAYMENT OF RETAINERS

Cash retainers are paid to directors in four equal installments payable within 30 days of each quarterly board meeting for service performed before termination of board service. The grant date for the annual equity retainer is the date of the annual shareholders meeting. Shares in payment of vested equity awards will be delivered within 30 days of the vesting date. Payment of equity is in whole shares and any fractional share is paid in cash. If the director elects to defer all or any portion of the cash and equity retainers, payment is governed by the terms of the applicable deferral arrangement, as discussed below.

8.              DEFERRAL OPTION FOR EQUITY RETAINER

Directors may choose to defer receipt of all or a portion of their vested RSUs to separation from board service by timely completing a deferral election form pursuant to the terms and conditions of the RSU award agreement under the Company’s 2013 Omnibus Incentive Plan. Deferred RSUs are paid at the director’s election in a lump sum or equal annual installments over a period not to exceed three years. The lump sum or first installment payment will be made within 30 days of separation from board service in the form of shares of Company common stock. During the deferral period, deferred RSUs are credited with dividends, which are paid along with the deferred RSUs at the end of the deferral period in the form of shares of Company common stock.

9.              OPTION TO CONVERT CASH RETAINERS TO COMPANY STOCK

Directors may choose to convert all or a portion of their cash retainers to deferred stock units (“DSUs”) payable in shares of Company common stock on separation from board service by timely completing an election form pursuant to the terms and conditions of a DSU agreement under the Company’s 2013 Omnibus Incentive Plan. The number of DSUs is determined by dividing the cash being converted to DSUs by the closing stock price of a share of Company common stock on the date the cash retainers are otherwise payable. DSUs are fully vested at all times and are paid at the director’s election in a lump sum or equal annual installments over a period not to exceed three years. The lump sum or first installment payment will be made within 30 days of separation from board service in the form of shares of Company common stock. During the deferral period, deferred DSUs are credited with dividends, which are paid along with the deferred DSUs at the end of the deferral period in the form of shares of Company common stock.

10.       TRAVEL REIMBURSEMENT

Directors are reimbursed for reasonable travel expenses incurred in connection with attending board and committee meetings, as well as travel on other board business at the request of the Company or the board (such as branch visits or other Company function). Reimbursement is subject to any maximum reimbursement as may be established by the board from time to time.

11.       STOCK OWNERSHIP GUIDELINES

Directors are obliged to own shares of Company common stock valued at three times the annual cash board retainer, pursuant to the terms of the Stock Ownership Guidelines adopted by the Compensation Committee.

12.       MODIFICATION

The Board reserves the right to amend or terminate, in its discretion, any component of director compensation as it deems appropriate, including the underlying plans providing such compensation.